Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-13405 and No. 333-81023) pertaining to the Amended and Restated 1995 Equity Participation Plan of Ambassadors International, Inc. of our reports dated March 4, 2005, with respect to the consolidated financial statements and schedule of Ambassadors International, Inc., Ambassadors International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ambassadors International, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Our audits also included the financial statement schedule of Ambassadors International, Inc. listed in Item 15(a). This schedule is the responsibility of Ambassadors International, Inc.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is March 4, 2005, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    ERNST & YOUNG LLP

Irvine, California

March 14, 2005